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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

         Name:  787 Trust

         Address of Principal Business Office (No. and Street, City, State and Zip Code): 787 Seventh Avenue, New York, New York 10019

         Telephone Number (including area code): (212) 554-1234

         Name and address of agent for service of process: Peter D. Noris, Executive Vice President and Chief Investment Officer, The Equitable Life Assurance Society of the United States, 787 Seventh Avenue, New York, New York 10019

         Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

         YES   |X|                  NO   |_|

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the State of New York on the 29th day of November, 1996.

                                           787 Trust

                                           /s/ Peter D. Noris
                                           ------------------------------------
                                           By:  Peter D. Noris
                                           Title:  President and Trustee

Attest:

/s/ Naomi Friedland-Wechsler
--------------------------------
By:     Naomi Friedland-Wechsler
Title:  General Counsel
        EQ Financial Consultants, Inc.